Exhibit 10-ww(i)

AT&T INC.

HUMAN RESOURCES COMMITTEE

November 20, 2008

RESOLVED, that Relocation Plan A and the special San Antonio Move Provisions, as presented to this Committee, are hereby approved, and all actions previously taken by management thereunder are hereby ratified;

RESOLVED FURTHER, that the Committee confirms the authority of the Senior Executive Vice President-Human Resources to make further amendments to Relocation Plan A and the San Antonio Move provisions, provided that no such change shall affect an executive officer of AT&T Inc. unless approved by this Committee or the Board of Directors.

AT&T RELOCATION PLAN A
SAN ANTONIO GROUP MOVE PROVISIONS – 2008

HUMAN RESOUCE COMMITTEE MEETING – 11/20/2008

The following enhancements are made to AT&T Relocation Management Plan A in conjunction with the relocation of Corporate Headquarters from San Antonio to Dallas.  Plan A and the associated provisions are offered to all management employees that are being relocated as a result of the Headquarters move to Dallas, regardless of level or destination.  This plan will remain in effect until all employees officially slated to transfer as part of the Headquarters relocation are successfully moved.

*
The Lump Sum Allowance afforded employees relocating under Plan A is increased by $5,000 and grossed up at company expense.  This element is designed to assist in covering key expenses while moving to Dallas and is based on marital status, number of dependents and distance moved.  This enhancement is not offered to Mr. Stephenson or any of his direct reports.

*
Plan A contains the verbiage “Exposure to the market for a reasonable period of time is defined as up to one hundred twenty (120) days; however, the Company reserves the right to adjust this period of time without notice.”  Plan A is enhanced to include a 180 day period of time for exposure to the market.

*
Plan A requires employees to market 90 days of their 120 day Guaranteed Buyout Offer (GBO) period.  In an effort to allow employees to rapidly relocate at the request of the company, the mandatory marketing is reduced to 30 days and this time period begins when employee puts their home on the market rather than at the beginning of the GBO period.

*
Plan A includes a home sale bonus incentive of 2% of sales price with a $15,000 cap.  Plan A is enhanced to increase the home sale bonus to 3% of sales price with no cap.  The Home Sale Bonus is taxable compensation subject to applicable Federal, state and local income tax withholding as well as Social Security and Medicare tax withholding.

*
Plan A allows employees to sell their home at 95% of the GBO and receive the additional 5% as part of their Amended Value Sale.  To assist employees in marketing of their homes strategically, the plan is enhanced to allow employees to sell their home at 90% of the GBO and receive the additional 10% as part of their Amended Value Sale.

*	Plan A excludes properties exceeding 5 acres from the Home Sale provisions of the plan, including the GBO. Plan A is enhanced to allow homes on 10 acres or less to qualify for Home Sale.

*	At the direction of AT&T, appraisers are instructed to remove any impact of the AT&T move as part of their valuation process.

*	Plan A bases the GBO on the average of two appraisals. The plan is enhanced to base the GBO on the highest appraisal only.

*
Plan A allows employees to appeal their appraised values to the two appraisers in writing and submit any factual information they deem appropriate.  For the Group Move, this appeals process is supplemented with a special internal review process whereby AT&T employees on the Appeals Committee review the information and make adjustments as appropriate.

AT&T Relocation Plan A – Lump Sum and Miscellaneous Move Allowance Calculation

Calculation of Lump Sum

The Lump Sum is calculated amount intended to be used for house hunting trips and interim living expenses.  The amount is based upon the number of family members and assumed costs of house hunting.  For moves relating to the Dallas relocation, each employee, except executive officers, receives an additional $5000.

Homeowners are given:

•	10 days of House Hunting Expenses
•	44 days of Interim Living Expenses
•	2 House Hunting trips per employee (4 trips if spouse/partner moving)
•	4 Interim Living trips (employee only)
•	$500 (less than 400 miles) or $1000 (more than 400 miles) Day of Move expenses.

Renters are given:

•	5 days of House Hunting Expenses
•	22 days of Interim Living Expenses
•	1 House Hunting trips per employee (2 trips if spouse/partner moving)
•	2 Interim Living trips (employee only)
•	$500 (less than 400 miles) or $1000 (more than 400 miles) Day of Move expenses.

House Hunting and Interim Living expenses are calculated by multiplying the number of days by $86 for lodging, $35 for meals per family member 10 and older ($15 for younger family members).

Trips are valued by using airfares determined quarterly by Third Party Relocation Company for all relocating employees based on actual mileage to destination.  If distance is 250 miles or less, the value is determined by using IRS mileage allowance.

The lump sum is then grossed up for income taxes.

Miscellaneous Move Allowance

The allowance is provided to cover certain moving expenses not included under the other provisions of the Plan.  The allowance is calculated by taking 7% of the employee’s base salary.  It is not grossed up.